Exhibit 99.1
HORIZON OFFSHORE ANNOUNCES RECEIPT OF LETTER OF AWARD OF
MAJOR PIPELINE INSTALLATION CONTRACT OFFSHORE INDIA
Houston, Texas — (August 23, 2007) — Horizon Offshore, Inc. (NasdaqGM: HOFF) announced today that its subsidiary, Horizon Marine Construction (Mauritius), Ltd., has received a letter of award from Hindustan Oil Exploration Company Limited for the supply, transportation and installation of an offshore wellhead, platform, topside and subsea pipeline. The project calls for the transportation and installation of a four pile jacket and deck, and installation of 57 kilometers (approximately 34 miles) of 14” outside diameter gas transportation pipeline. The pipeline will begin at a landfall point 200 kilometers south of Chennai along the East Coast of India and end at the PY-1 field located in the northern offshore portion of the Cauvery Basin. Horizon will use its combination derrick and pipelay barge the Sea Horizon to perform the work. Project planning and preparation, including procurement of long lead items, will begin in the fourth quarter of 2007, with offshore construction expected to begin in January 2009.
“This major project off the East Coast of India confirms our commitment to expansion in the region. This marks our entry into the Indian market, and we look forward to continued participation in this growing market,” said David W. Sharp, President and Chief Executive Officer of Horizon.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes,” “anticipates,” “may,” “could,” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.